EXHIBIT A

Item 8 – Identification and Classification of Group

Consists of 51,641,214 shares of Common Stock owned directly by HarbourVest International Private Equity Partners IV-Direct Fund L.P. HarbourVest Partners LLC (“HarbourVest”) is the Managing Member of HIPEP IV-Direct Associates LLC, which is the General Partner of HarbourVest International Private Equity Partners IV-Direct Fund L.P. Each of HarbourVest and HIPEP IV-Direct Associates LLC may be deemed to have a beneficial ownership interest in the shares held by HarbourVest International Private Equity Partners IV-Direct Fund L.P. The address of each such entity is One Financial Center, 44th Floor, Boston, MA 02111.

Voting and investment power over the securities owned directly by HarbourVest International Private Equity Partners IV-Direct Fund L.P. is exercised by the Investment Committee of HarbourVest. Each of HarbourVest and HIPEP IV-Direct Associates LLC and the members of the HarbourVest Investment Committee disclaim beneficial ownership of the shares held directly by HarbourVest International Private Equity Partners IV-Direct Fund L.P This filing shall not be deemed an admission or affirmation that any such entity or person is a member of a group.